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Exhibit 10.15

DATED 14th April 1998

SITEL Europe plc

-and -

ROBERT SCOTT - MONCREIFF ESQ

SERVICE AGREEMENT

TAYLOR JOYNSON GARRETT
Carmelite
50 Victoria Embankment
Blackfriars
London EC4Y ODX

Tel No: 0171-353 1234
Fax No: 0171-936 2666

GAJ/ASG/ALW

THIS AGREEMENT is made on 14th April 1998.

BETWEEN

(1)
SITEL Europe plc the registered office of which is at Merit House, Timothy's Bridge Road, Stratford upon Avon, Warwickshire, CV37 9HY (the "Company"); and

(2)
Robert Scott-Moncrieff of The Garden Flat, 71 Randolph Avenue, London, W9 1DW (the "Executive").

INTRODUCTION

        The Company has agreed to employ the Executive and the Executive has agreed to be employed by the Company on the terms and conditions contained in this agreement.

AGREED TERMS

1.
Definitions and Interpretations

1.1
In this agreement and the recitals and schedules the following expressions shall have the meanings set out opposite them:

  "Accounting Period" means 1 January to 31 December in each year.

  "Annual Budget" means the operating budget for the Company and its subsidiaries (consolidated if appropriate) for a particular Accounting Period which shall first be approved by the Executive Committee or the SITEL Executive Committee in respect of such Accounting Period.

  "Associated Company" means any company which for the time being is a holding company (as defined by section 736 Companies Act 1985 as amended) of the Company or any subsidiary (as defined by section 736 Companies Act 1985 as amended) of any such holding company or of this Company;

  "Business Day" means any day other than a Saturday, Sunday or any other day which is a public holiday in the place or places at which the transaction in question is being effected or the notice in question is effected;

  "Effective Date" means the date of this agreement;

  "Employment" means the employment established by this agreement;

  "Executive Committee" means the committee of directors and senior managers of the Company from time to time known within the Company as the executive committee;

  "Group" means SITEL Europe plc and its subsidiaries for the time being and from time to time;

  "Holiday Year" means a period of 12 months from 1 January in each calendar year to 31December in the following calendar year;

  "Intellectual Property Rights" means all patents, copyright, design rights, registered designs, trade and services marks (registered and unregistered), rights in confidential information and other intellectual property rights throughout the world for the full term of the rights concerned;

  "Scheme" means the SITEL UK Group Pension Scheme; and

  "SITEL Executive Committee" means the committee of directors and senior managers of SITEL Europe plc from time to time known within SITEL Europe plc as the executive committee; 1

  "subsidiary" means a subsidiary as defined in section 736 of the Companies Act 1985.

1.2
In this agreement and the recitals and the schedules:

a)
reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

b)
reference to the singular includes a reference to the plural and vice versa;

c)
reference to any recital, clause, sub-clause or schedule is to a recital, clause, sub-clause or schedule (as the case may be) of or to this agreement;

d)
reference to any gender includes a reference to all other genders; and

e)
references to persons in this agreement include bodies corporate, unincorporated associations and partnerships and any reference to any party who is an individual is also deemed to include their respective legal personal representative(s).

2.
Probationary Period

  The Employment is subject to a probationary period of three months. During the probationary period either party may terminate the Employment by giving one month's written notice to the other to expire at any time. The Executive is not entitled to take holidays or to contractual sick pay (as defined in 8 below) during the probationary period unless otherwise agreed by the Company.

3.
Position and Terms

3.1
This agreement shall be effective from "Effective Date" and subject as hereafter provided shall continue in force thereafter until terminated by not less than six months' written notice given by either party to the other at any time.

3.2
There is no employment with a previous employer which counts as part of the Executive's continuous period of employment for the purposes of the Employment Rights Act 1996 which began on "Effective Date".

3.3
During the continuance of this agreement the Company shall employ the Executive as Vice President Marketing and he will serve the Company in the manner hereinafter mentioned.

3.4
The Company shall be entitled in its absolute discretion, instead of giving notice to terminate the Employment as herein provided, to terminate the Employment without notice and to pay the Executive an amount equal to the aggregate of the following:

a)
the basic salary (calculated pursuant to sub-clauses 4.1 and 4.2) to which the Executive would otherwise be entitled hereunder if six months' notice had been given;

b)
the pension contribution payable by the Company (calculated pursuant to subclause 5.1) to which the Executive would otherwise be entitled hereunder if six months' notice had been given;

c)
50% of the bonuses paid in the last 12 months.

3.5
The Company shall be entitled in its absolute discretion (as an alternative to its entitlement pursuant to sub-clause 3.4), instead of giving six months' notice to terminate the Employment as herein provided, to terminate the Employment on shorter notice and to pay the Executive an amount equal to the aggregate of the following:

a)
the basic salary (calculated pursuant to Sub-clauses 4.1 and 4.2) to which the Executive would otherwise be entitled hereunder if six months' notice had been given;

  b)
  the pension contribution payable by the Company (calculated pursuant to subclause 5.1) to which the Executive would otherwise be entitled hereunder if six months' notice had been given;

  c)
  50% of the bonuses paid in the last 12 months.

4.
Remuneration

4.1
By way of remuneration for his services under this agreement the Company shall pay to the Executive a salary at the rate of ninety thousand pounds [90,000GBP] per annum (which shall be deemed to accrue from day to day) payable in arrears by equal monthly instalments on the last Business Day of each month, such salary being inclusive of any fees to which the Executive may be entitled as a director of the Company or any subsidiary.

4.2
On 1 January 1999 and on each anniversary of such date during the continuance of this agreement, the said salary payable under sub-clause 4.1 shall be reviewed and the rate of such salary payable after the date of such "review shall be no less than that payable immediately before.

4.3
The Executive shall in addition to the basic salary payable under sub-clause 4.1 from time to time be entitled to participate in any annual bonus plan introduced by the Executive, Committee. The level of the payments made to the Executive by the Company pursuant to such annual bonus plan shall be determined by the achievement of objectives relating to the performance of the Company and the performance of the Executive, such objectives to be determined on an annual basis by the Executive Committee in its absolute discretion. Any annual bonus plan applicable to the Executive will be notified to him by the Executive Committee on an annual basis.

4.4
In the event of any variation in the remuneration payable to the Executive hereunder being made by agreement between the parties hereto, such variation shall not constitute a new agreement but subject to any express agreement to the contrary the Employment shall continue subject in all respects to the terms and conditions of this agreement with such variations as aforesaid.

4.5
Upon termination for whatever reason of the Employment, the Company shall be entitled to deduct from any sum then payable to the Executive by reason of the Employment or its termination the value of any claim the Company may bona fide have against the Executive whether in respect of any period before such termination or not, any monies which may at that time be owed by the Executive to the ompany, including but not limited to:

a)
overpayment of wages;

b)
overpayment of expenses incurred by the Executive in carrying out his duties;

c)
loans or advances on wages which the Company may from time to time make to the Executive; and

d)
a sum representing holiday taken in excess of entitlement at the date of the termination of the Employment.

By signing this agreement the Executive agrees to such deductions.

4.6
The Executive shall not be entitled, upon termination of his employment hereunder, to receive any compensation in respect of any option or other right to acquire (whether by way of subscription or by way of transfer) shares in the Company and which, but for such termination, he would or might have been or become entitled to be granted or to exercise and shall not claim any such compensation from the Company

5.
Pensions and benefits

  Subject to any eligibility requirements of the Scheme the Executive is entitled to become a member of the Scheme and subject to its rules from time to time in force. A copy of the Scheme Rules may be obtained from the Finance Department.

5.1
A contracting out certificate is not in force in relation to the Employment.

5.2
The Executive shall also receive the following benefits:

a)
the Executive [and his spouse and dependants up to the earlier of age 18 or whilst in fulltime education] shall be entitled to be a member of the Company's medical expenses scheme or such other medical expenses scheme as the Company may make available from time to time provided the Executive [his spouse and dependent children] meet the normal underwriting requirements of that scheme and is [are] accepted at the normal rates of premium;

b)
the Executive shall be entitled to the benefit of life insurance cover of a sum insured equal to four times the Executive's annual basic salary payable pursuant to sub-clause 4.1 or four times the permitted maximum as defined in Section 590C of the Income and Corporation Taxes Act 1988 from time to time whichever is the lesser provided the Executive meets the normal underwriting requirements of the scheme and is accepted at normal rates of premium; and

c)
the Executive shall be entitled to be a member of the Company's permanent health insurance scheme or of such other permanent health insurance scheme as the Company may make available from time to time provided the Executive meets the normal underwriting requirements of the scheme and is accepted at the normal rates of premium.

Details of these benefits may be obtained from the Chief Financial Officer.

6.
Motor Car

6.1
The Company shall procure that the Executive will be provided with a suitable car in accordance with the Company's car policy from time to time for his use in the business of the Company. Such car will be replaced in accordance with the Company's policy from time to time. The Executive may use such motor cars for private purposes in accordance with the Company's car policy and shall pay for any petrol and oil consumed in the course of such private use. The Company shall ensure that one or more companies in the Group will pay the road fund tax and insurance premiums in respect of such car together with all the running expenses including petrol, oil, maintenance and repairs incurred whilst on the business of the Company or any Associated Company.

6.2
The Executive shall at all times conform with all regulations with respect to the Company car which may from time to time be imposed by law or by the Company.

6.3
The Company car shall at all times remain the property of the Company and the Executive shall immediately return it, together with all sets of keys for and documents relating to, upon being asked to do so, and in any event upon the termination of the Employment for whatever reason.

6.4
It shall be a condition of the Employment that the Executive has a valid driver's license.

7.
Holidays and Holiday Pay

7.1
In addition to the normal bank and public holidays and subject to sub-clause 7.2 the Executive shall be entitled to 23 Business Days paid holiday during each Holiday Year plus one additional Business Day for each complete Holiday Year throughout which the Executive has been continuously employed by the Company PROVIDED THAT the Executive's total holiday entitlement shall not exceed 25 Business Days. The Executive shall not be entitled to take holiday incorporating more than 10 Business Days at any one time and all holiday shall be taken at such time or times as may: be agreed with the Executive Committee.

7.2
The Executive may not without the consent of the Executive Committee carry forward any unused part of his holiday entitlement to a subsequent Holiday Year. If in any Holiday Year the Executive does not, at the request of the Company, take the Executive's full holiday entitlement, the Company shall at the Executive Committee's discretion either pay the Executive additional salary in lieu of such unused holiday entitlement or agree to the Executive carrying forward such unused holiday entitlement to the next Holiday Year.

7.3
For the Holiday Year during which the Executive's employment under this agreement commences or terminates, the Executive shall be entitled to such proportion of his annual holiday entitlement as the period of his employment for such year shall bear to one calendar year. Upon termination of the Executive's employment for whatever reason (other than by virtue of a breach of the Executive's obligations under this agreement) the Executive shall be entitled to salary in lieu of any outstanding holiday entitlement. Upon the termination of his employment for any reason the Executive shall be required to repay to the Company any salary received in respect of holiday taken in excess of his proportionate holiday entitlement.

8.
Sickness/Incapacity

8.1
If the Executive shall be prevented by illness accident or other incapacity from properly performing his duties under this agreement he shall report this fact promptly to the Executive Committee and if the Executive is so prevented for three or more working days he shall provide an appropriate statement and doctor's certificate or a completed self certification form in the manner required by the Company.

8.2
If the Executive shall be absent from his duties under this agreement due to illness accident or other incapacity duly certified in accordance with the provisions of sub-clause 8.1 h.e shall be paid his full remuneration for the first six months (whether or not such days are normal working days) of such absence during any period or periods totalling 365 days (whether or not such days are normal working days). Thereafter any payment shall be subject to and in accordance with, the terms of the Company's permanent health insurance scheme and bonus payments referred to at sub-clause 4.3 shall not be payable.

8.3
If the Executive shall be so incapacitated for a period or periods of six months in the aggregate in any period of twelve months or the Executive Committee has reason to believe that the Executive may be unable properly to perform his duties for a continuous period of six months or more then the Company shall be entitled to terminate this agreement by giving the Executive no fewer than six months' notice in writing less the aggregate of any periods during which he has been paid salary under sub-clause 8.2 during the twelve months prior to the giving of such notice notwithstanding that the Executive is entitled to benefit under the terms of the Company's permanent health insurance scheme. The length of the said notice shall in any event be the minimum permitted by statute dependent upon the length of the Executive's service with the Group.

8.4
Statutory Sick "Pay ("SSP") will be paid by the Company in accordance with the legislation in force at the time of absence. Any payment of remuneration under subclause 8.1 for a.day of absence will discharge the Company's obligation to pay SSP for that day.

8.5
The Executive will provide such co-operation as the Company may reasonably request in order to enable the Company to recover for itself any statutory sick pay entitlement from the Department of Health and/or the Department of Social Security (or any other applicable authority).

8.6
If the Executive shall (in respect of such illness accident or other incapacity) become entitled to a state benefit instead of SSP, such benefit must be claimed by the Executive personally and the

  Executive shall inform the Chief Financial Officer in writing of the sum to which he is entitled. The amount of such state benefit (up to a maximum of the amount paid or payable to the Executive by virtue of sub-clause 8.2 of this agreement) shall be paid to the Company by the Executive forthwith upon his receipt of such state benefit.

8.7
For the purposes of the government SSP scheme the Executive's "qualifying days" are Monday to Friday inclusive.

8.8
The Company may require the Executive during any period of illness or incapacity to undergo a medical examination by a doctor nominated by the Company which doctor shall be free to report the results of any such examination to the Company or to the Executive's personal doctor.

9.
Duties

9.1
During the continuance of this agreement the Executive shall perform such duties for and hold such offices (whether relating to the Company or to any Associated Company) as the Executive Committee may from time to time reasonably direct.

9.2
The Executive's place of employment shall be at the offices of the Company in 76/78 Old Street, London or at such other place within the United Kingdom, Europe, the United States of America and such other countries as the Executive Committee may from time to time reasonably require. In the event that the Company requires the Executive's place of employment to change it shall give the Executive reasonable notice of such change. In addition, the Executive shall travel to such parts of the world as the Executive Committee may direct or authorise. If the Executive Committee requires the Executive to change his residence elsewhere than within a thirty mile radius of London the Company will reimburse such removal and other incidental expenses as the Executive Committee considers fair and reasonable in the circumstances. If the Executive Committee requires the Executive to work outside the United Kingdom for a period of more than one month the Company will provide the Executive with written details of any terms and conditions which may apply to that work and his return to the United Kingdom.

9.3
The Executive is required to render services under this Agreement, and shall (subject to such directions and restrictions as the Executive Committee may from time to time give or impose) exercise and perform such powers and duties as the Executive Committee shall from time to time determine subject to any directions and restrictions from time to time given and imposed by the Executive Committee.

9.4
The Executive shall:

a)
report to the President of the Company as and when required or to such other person as the Executive Committee may direct;

b)
when requested to do so fully and promptly give the Executive Committee such explanations, information and assistance as it may require relating to the transactions and affairs of the Company or any Associated Company; and

c)
well and faithfully serve the Company and any Associated Company if directed to do so by the Executive Committee and use his best endeavours to promote and protect the interests of the Company and any Associated Company.

10.
Performance of Duties

10.1
During his employment under this Agreement the Executive shall (unless prevented by ill health and except during such holidays as he shall be entitled to take as provided below) devote his whole time, attention and abilities during business hours to the performance of his duties under this Agreement and shall use his best endeavours to promote and protect the interest and welfare of the Company and any Associated Company for which he performs duties and shall not without the previous consent in writing of the Executive Committee be a director of or engage in the business of any company, firm or business which is not a member of the Group or owned by a company in the Group. Exception is made for Response Direct Publishing Limited, providing the activities do not constitute as conflict of interest with the activities of SITEL or its subsidiaries.

10.2
The Executive shall work such hours as the Executive Committee shall reasonably direct which shall be a minimum of 37'/2 hours per working week (Monday to Friday inclusive) and such other hours as may be necessary for the performance of his duties under this Agreement. The Executive shall not be entitled to be paid overtime.

10.3
The Executive shall not when carrying out and performing his duties under this agreement assuming, create or incur any liability or obligation on behalf of the company for any Associated Company or commit the Company or any Associated Company to expend in any way whatsoever (including a contingent commitment) any sum of money to any third party nor enter into any contract with any third party without the prior consent of the SITEL Executive Committee or the Executive Committee or upon the direction of the SITEL Executive Committee or the Executive Committee save where:

a)
both but not one of the following conditions are satisfied:

i.
the term of any such contract is less than one year (and for the avoidance, of doubt, the Company agrees that the Executive may commit the Company to enter into contracts which contain options for the Company to extend the term of such contracts provided that the consent of the Executive Committee or the SITEL Executive Committee is obtained if the exercise of the option would result in the term being greater than one year);

ii.
any such expenditure does not exceed £10,000 in respect of a single contract or £100,000 in respect of ten or more contracts in any one year, or

b)
such contract or expenditure is included in the Annual Budget (as approved by the SITEL Executive Committee or the Executive Committee).

11.
Garden Leave

  If written notice is given by the Executive or the Company to terminate the Employment the Company may notwithstanding any other terms of this agreement:

  a)
  require the Executive to continue to perform such duties as the Executive Committee may direct so long as those duties are not demeaning;

  b)
  require the Executive to perform no duties; or

  c)
  exclude the Executive from any premises of the Company or of any Associated Company for which the Executive performs duties and in each case the Company will continue to pay the Executive salary and provide all the other benefits arising under this agreement during the period of notice.

12.
Expenses

  The Company shall reimburse to the Executive all reasonable travelling and other expenses properly incurred by him in the performance of his duties under this agreement and in accordance with any policies in this regard determined by the Company from time to time (other than expenses incurred in travelling to and from the Company's offices) such reimbursement to be made as soon as reasonably practicable provided that on request the Executive shall provide the Company with such vouchers or other evidence of actual payment of such expenses as the Company may reasonably require.

13.
Confidential Information and Trade Secrets

13.1
The Executive acknowledges that in the ordinary course of his employment under this agreement he will be exposed to information about the business of the Company or any Associated Company and that of their suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any associated Company or to the general public and which if disclosed will be liable to cause significant harm to the Company or any Associated Company.

13.2
The Executive shall keep secret and shall not at any time either during his employment under this agreement, or after its termination, for whatever reason, use communicate or reveal to any person for the Executive's own or another's benefit, any secret or confidential information concerning the business, finances or organisation of the Company or any Associated Company, its suppliers or customers which shall have come to his knowledge during the course of the Executive's employment under this agreement. The Executive shall also use his best endeavours to prevent the publication or disclosure of any such information.

13.3
For the purposes of this clause and by way of illustration and not limitation information will prima facie be secret and confidential if it is not in the public domain and relates to:

a)
research and developments;

b)
customers and details of their particular requirements;

c)
castings, profit margins, discounts, rebates and other financial information;

d)
marketing strategies and tactics;

e)
current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters;

f)
the development of new products;

g)
production or design secrets; or

h)
technical, design or specifications of the products of the Company or any Associated Company.

13.4
The restrictions contained in this clause shall not apply to:

a)
any disclosure or case authorised by the Executive Committee of the Company or required in the ordinary and proper course of the Executive's employment under this agreement or as required by the order of a court or tribunal of competent jurisdiction or an appropriate regulatory authority; or

b)
any information which the Executive can demonstrate was known to the Executive prior to the commencement of the Executive's employment by the Company or is in the public domain otherwise than as a result of a breach of this clause.

14.
Intellectual Property Rights

14.1
All Intellectual Property Rights in any invention, discovery, improvement, design, machine, device, apparatus, composition, process, plan or program made or conceived, by the Executive either solely or in collaboration with others in the course of the Employment (whether or not during normal working hours)

a)
which relates to present or anticipated business, research, developments, studies, products, work or activities of the Company or any Associated Company, or

  b)
  which results from or is suggested by any work the Executive may do for the Company or any Associated Company

(hereafter referred to as "Intellectual Property Works") shall belong to the Company, save that this shall not affect any rights that the Executive may have or be entitled to under the Patents Act 1977 (as amended) in relation to any inventions.

14.2
The Executive will:

a)
disclose promptly to the Company full details of all Intellectual Property Works including drawings and models;

b)
keep a written record of his technical activities, studies and research projects which shall be the sole property of the Company; and

c)
issue a written report to the Company upon completion of any and all studies or research projects undertaken on the Company's behalf and at such other times as the Company shall request, whether or not the Executive believes a given project has resulted in an Intellectual Property Work.

14.3
If any invention made or conceived by the Executive either alone or in collaboration with others is not an Intellectual Property Work the Company shall have the right to acquire for itself or its nominee the Executive's Intellectual Property Rights therein within three months after disclosure pursuant to sub-clause 14.2(a) on fair and reasonable terms to be agreed or settled by a single arbitrator.

14.4
The Executive shall assist the Company and its nominees, agents and/or *lawyers, both during and subsequent to the Employment, in every reasonable way (entirely at the Company's expense) in taking all actions requested by or for Company to obtain, perfect, protect, enforce, assert or maintain Intellectual Property Rights in any Intellectual Property Works and the Executive shall execute, acknowledge and deliver any and all documents and instruments requested by the Company for such purpose, including assignments for vesting title thereto to the Company.

15.
Outside Interests

  During the Employment the Executive shall not (without the prior written consent of the Board):

  a)
  directly or indirectly be engaged, concerned or interested in any capacity in any business, trade or occupation other than that of the Company or any Associated Company except as a holder of not more than 5 per cent. of issued shares or, securities in any companies which are listed or dealt in on any recognised stock exchange or market. For this purpose "occupation" shall include any public, private or charitable work which the Board considers may hinder or interfere with the performance of the Executive's duties; or

  b)
  introduce to any other person, firm or company other than any Associated Company or transact for the account of himself or any other person, firm or company other than any Associated Company business of any kind with which the Company is able to deal.

16.
Termination of Directorship

  If during his employment under this agreement the Executive shall cease (otherwise than by reason of death or resignation or by virtue of a resolution being passed at a general meeting of the Company) to be a director of the Company his employment under this agreement shall nevertheless continue.

17.
Termination on the happening of certain events

  The Company (without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this agreement) may by notice in writing to the Executive forthwith determine this agreement if:

  a)
  the Executive shall become bankrupt or make any composition or enter into any deed of arrangement with his creditors;

  b)
  the Executive shall become a patient as defined in the Mental Health Act 1983;

  c)
  the Executive shall become prohibited by law from being a director or taking part in the management of the Company;

  d)
  the Executive Committee has reason to believe that the Executive is guilty of any serious misconduct, any conduct tending to bring the Company or himself into disrepute, serious or persistent neglect of his duties under this agreement' or of any material breach or non-observance of any of the conditions of this agreement or of any wilful or persistent breach of breaches of this agreement or neglect, failure or refusal to carry out duties properly assigned to him under this agreement; or

  e)
  without prejudice to the generality of the terms of this clause 17, the Executive shall willingly abuse or misuse the computer system of the Company or any Associated Company or any password relating to such computer system or shall gain access to any file or load any information or program contrary to the interests or procedures of the Company or any Associated Company.

18.
Suspension

  If the Executive Committee has reason to suspect that anyone or more of the events set, out sub-clauses 17(a) to 17(e) (inclusive) have or has incurred (or if the circumstances in sub-clause 8.3 appear to exist) the Executive Committee may suspend the Executive on such terms as to payments of salary and other benefits or otherwise as the Executive Committee may think fit pending further investigations provided that in the event of any such suspension being made the Executive shall have the right to terminate his employment forthwith by notice in writing to the Company but without any claim for compensation.

19.
Executive's obligations on termination of employment

  Upon the termination of Employment for whatever reason the Executive shall:

  a)
  forthwith tender his resignation as a director of the Company and any Associated Company without compensation and should the Executive fail so to do the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign.any documents and do any things necessary or requisite to give effect to such documents;

  b)
  deliver up to the Company all correspondence drawings documents and other papers and other property belonging to the Company or any Associated Company which may be in the Executive's possession or under his control (including such as may have been made or prepared by or have come into the possession or under the control of the Executive and relating in any way to the business or affairs of the Company or any Associated Company or of any supplier agent or client of the Company or any Associated Company) and the Executive shall not without the written consent of the Executive Committee retain any copies (in any form) thereof;

  c)
  if so requested send to the' secretary of the Company a signed statement confirming that he has complied with sub-clause 19(b);

  d)
  irretrievably delete any information relating to the business of the Company or any Associated Company stored on any magnetic or optical disc or memory and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence thereof as the Company may require; and

  e)
  transfer to the Company or as it may direct all shares held by him in the Company and any Associated Company as nominee or trustee for the Company and deliver to the Company the certificates for such shares and the Executive hereby irrevocably appoints the Company his attorney to execute any such transfers on his behalf.

20.
Effect of termination of this agreement

  The expiration or determination of this agreement howsoever arising shall not operate to affect such of the provisions of this agreement as are expressed to operate or have effect after such expiration or determination and shall be without prejudice to any other accrued rights or remedies of the parties.

21.
Restrictive Covenants

21.1
In consideration of this agreement the Executive hereby undertakes' to be bound by the restrictive covenants contained in Schedule 1.

21.2
No restrictions contained in this agreement or in any document made in connection with this agreement by virtue of which restrictions registration is required to take place under the Restrictive Trade Practices Act 1976 shall take effect until the day after the day on which relevant particulars have been furnished to the Director General of Fair Trading pursuant to that Act.

22.
Reasonableness of Restrictions

22.1
The Executive further undertakes with the Company that he will observe any substitute restrictions (in place of those referred to in clauses 13, 14 and 21 and in Schedule 1) as the Company may from time to time specify in writing which are in all respects less restrictive in extent.

22.2
If there is any breach or violation of any of the terms of clauses 13 and 2 1 or Schedule 1, the Executive and the Company agreethat damages alone might not compensate for such breach or violation and that in those circumstances injunctive relief would be reasonable and essential to safeguard the interests of the Company and that an injunction in addition to any other remedy may accordingly be obtained by the Company. No waiver of any such breach or violation shall be implied by the fact that the Company for the time being and for whatever reason takes no action in respect of such breach or violation.

22.3
The Executive fully understands the meaning and effect of the covenants given by him in this agreement and confirms that on taking separate and independent legal advice on the terms of this agreement he acknowledges and accepts that such clauses are fair and reasonable in all the circumstances at the time the agreement was made.

23.
Grievance and disciplinary procedure

23.1
The Executive should refer to the Committee any grievance about employment hereunder and the reference will be dealt with by the Chairman or sole member of the Committee within seven days after the grievance is so referred. If the Executive is dissatisfied with the decision of the Committee he may within seven days after he has been informed of the Committee's decision by notice in writing require the secretary to refer the grievance to a meeting of the Executive Committee and in such case the reference will be dealt with by discussion and a majority decision of those present at the relevant Executive Committee meeting at which the grievance is discussed within 15 days after the giving of the notice reasonable in all the circumstances at the time the agreement was made.

23.2
All disciplinary decisions in relation to the Executive shall be made by the Executive Committee at a duly convened meeting at which the Executive shall be entitled to be present and make such submissions and produce such documents and evidence in support, or explanation of his conduct as he may think fit. All disciplinary decisions shall be implemented in such manner as the Executive Committee may decide. The Executive shall have no right to appeal from any disciplinary decision made in accordance with this sub-clause 23.2.

24.
Prior Agreements

  The parties to this agreement agree that this agreement constitutes the whole of the agreement and arrangement and supersedes with effect from the date of this agreement all previous agreements and arrangements relating to the engagement or employment of the Executive by the Company or by any other Associated Company.

25.
Notices

25.1
Any notice or other written communication given under or in connection with this agreement may be delivered personally or sent by first class post (airmail if overseas) or, by telex or facsimile.

25.2
The address for service of any party shall (in the case of a company) be its registered office marked for the attention of the managing director and (in the case of an individual) shall be his address stated in this agreement or, if any other address for service has previously been notified to the server, to the address so notified.

25.3
Any such notice or other written communication shall be deemed to have been served:

a)
if delivered personally, at the time of delivery;

b)
if posted, at the expiry of two Business days or in the case of airmail four Business days after it was posted.

25.4
In proving such service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed stamped and posted or in the case of a telex that the intended recipient's answerback code is shown on the copy retained by the sender at the beginning and end of the message or in the case of a facsimile message that an activity or other report from the sender's facsimile machine can be produced in respect of the notice or other written communication showing the recipient's facsimile number and the number of pages transmitted.

26.
Miscellaneous

26.1
No term or provision of this agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party, except that hereafter the parties may amend this agreement only by letter or written instrument signed by all of the parties.

26.2
The headings to the clauses and any underlining in this agreement are for ease of reference only and shall not form any part of this agreement for the purposes of construction.

26.3
This agreement sets out the entire agreement and understanding between the parties in connection with the Employment.

26.4
This agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

26.5
If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

27.
Law and Jurisdiction

  This agreement shall be governed by and construed in accordance with English law and each party to this agreement submits to the non-exclusive jurisdiction of the English courts.

SCHEDULE 1

Sales and Marketing Staff

  Definitions

1.
For the purposes of this Schedule the following words have the following meanings:

  "Customer" means any customer of the Company in connection with the Restricted Business or any other person, firm or company which has given to the Company a written indication of intention to become a customer of the Company in connection with the Restricted Business and who became a customer within six months following the Termination Date and in each case provided that during the twelve month period immediately prior to the Termination Date the Executive has dealt or sought to deal on behalf of the Company with that customer or person [or the Executive has been responsible during such period for the account of or for managing the business, relationship with that customer or person];

  "Designated Area" means the UK and such other European countries that SITEL Europe plc has operations.

  "Restricted Business" means the provision of call centre operations services, call center operation consultancy and ancillary services, including telephony and internet services but limited to services of a kind with which the Executive was concerned or involved in the course of his employment during the twelve month period immediately prior to the Executive ceasing to be employed or for which the Executive has been responsible during such period;

  "Restricted Person" means any person who has at any time in the period of six months prior to the Termination Date been employed by the Company and worked at a Band 6 level or above in the Restricted Business and who was known to or worked with the 4 Executive during that period;

  "Termination Date" means the date upon which the Employment under this agreement terminates.

  Restrictive Covenants

2.
The Executive shall not without the prior consent in writing of the Executive Committee either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly

a)
for a period of twelve months after the Termination Date canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out any Customer for orders or instructions in respect of any services provided or supplied by the Company in connection with the Restricted Business;

b)
for a period of six months after the Termination Date accept instructions from or undertake work for any Customer in connection with the Restricted Business or engage in the Restricted Business with any Customer.

c)
for a period of six months after the Termination Date solicit, endeavour to entice away, induce to break their contract of employment or offer employment to any Restricted Person or encourage a Restricted Person to resign.

3.
The Executive shall not without the prior consent in writing of the Executive Committee for the period of six months after the Termination Date whether directly or indirectly:

a)
take up or hold any office in or with any business which is engaged or is intended to be engaged in the Restricted Business within the Designated Area;

  b)
  take up or hold any post or position which enables or permits the Executive to exercise whether personally or by an agent and whether on his own account or in association with or for the benefit of any other person either a controlling, influence over any business which is engaged or is intended to be engaged in the Restricted Business within the Designated Area; or

  c)
  take up or hold any employment or consultancy with any person which is engaged or is intended to be engaged in the Restricted Business within the Designated Area,

which would have the necessary or probable result of the Executive being engaged within the Designated Area in business activities which are the same or substantially similar to the Restricted Business.

  Application of Covenants to Associated Companies

4.
a)    The provisions of sub-clauses 1 to 3 inclusive of this Schedule shall apply equally where, during the period of twelve (12) months prior to the Termination Date, the Executive was engaged in or responsible for the business of any Associated Company (each of which Associated Company is hereinafter called "Relevant Company").

b)
The Executive hereby covenants with the Company (which for the purposes of this paragraph shall act as trustee for each Relevant Company) in relation to each of the sub-clauses 1 to 3 inclusive of this Schedule as if every reference therein to the Company was a reference to the Relevant Company and the definitions of "Customer", "Designated Area", "Restricted Business", and "Restricted Person" in paragraph 1 of this Schedule apply with the substitution of "the Relevant Company" for the Company.

Severability

5.
Each of the restrictions contained in paragraphs 2(a), 2(b) and 2(c), 3 and 4 of this Schedule is separate and severable from the others.

EXECUTED as a deed on the day and in the year first written above.

SIGNED by SITEL Europe plc	)
)
acting by	)
director	)
)
director/secretary	)
SIGNED by Robert Scott- Moncreiff	)
)
in the presence of	)
)

APPENDIX

Full name	Robert Scott-Moncrieff

Date of Birth	20.10.56

Marital Status	Married

Employer company	SITEL Europe plc

Job title	Vice President Marketing

Reporting to	President SITEL Europe plc

Date employment commenced	14th April 1998

Date continuous employment commenced	14th April 1998

Salary/annum	£90,000—paid monthly in arrears, subject to annual review—first review 1 January 1999

Bonus	Membership of a bonus scheme providing up to a minimum of 50% of basic salary. Bonus scheme dependent on the results of SITEL Europe plc and personal objectives

Classified as SE level	8

Pension scheme	Eligible to participate in an SE defined contribution scheme; company contributions at 10% of base salary

Other benefits	Life insurance at 4 times salary, private health band—B

Share benefits	30,000 share options (thirty thousand). For the avoidance of doubt, on termination if the options have not vested, all entitlement to options ceases

Notice period	Six months

Place of work	Uk

Home address Home telephone Mobile telephone	The Garden Flat 71 Randolf Avenue London, W9 1DW 01711717

Bank details Sort code Account number		Drummonds—The Royal Bank of Scotland 49 Charing Cross, London, SW1A 2DZX 16-00-38 00659794

National Ins no

Company car		Car allowance of £12,000 annually.

Restrictive covenants		See terms of contract

Relocation costs		Up to the value of one month's salary.

Other employee information	Next of kin (to be notified in an emergency	Name Relationship to employee Telephone no.

Nationality

Employee's approval	The facts set forth in this application are, to the best of my knowledge, true and complete. I hereby acknowledge receipt of a copy of these terms and conditions and confirm my agreement to them.
Date

Employer's approval
Date
Director SITEL Europe plc

QuickLinks

  Exhibit 10.15
INDEX
SCHEDULE 1
APPENDIX